INFORMATION

For Immediate Release
April 24, 2003
Contact: 513.271.3700
John A. Kraeutler
Melissa A. Lueke

MERIDIAN BIOSCIENCE REPORTS RECORD SALES, HIGHER PER SHARE EARNINGS,
DECLARES REGULAR CASH DIVIDEND, AND REAFFIRMS FISCAL 2003 GUIDANCE

Meridian Bioscience, Inc., Cincinnati, Ohio (NASDAQ: VIVO) today:

  reported all-time record quarterly sales of $16,913,000, a 12% increase over the same period of the prior fiscal year;
  reported diluted earnings per share of $0.13, a 30% increase over the same period of the prior fiscal year;
  reported all-time record quarterly operating income of $3,784,000;
  declared a regular cash dividend of $0.09 per share, +29% higher than the regular quarterly rate of fiscal 2002; and
  reaffirmed its earlier guidance of sales between $64 million and $67 million and per share diluted earnings between $0.42 and $0.47 for the fiscal year ending September 30, 2003.

FINANCIAL HIGHLIGHTS

In Thousands, Except per Share Data

	Three Months Ended March 31
	2003	2002	% Change
Net Sales	$16,913	$15,092	+12%
Operating Income	3,784	2,826	+34%
Net Earnings	1,923	1,425	+35%
Earnings per Share (diluted)	$0.13	$0.10	+30%

Cash	$3,320	$4,548
Working Capital	16,620	16,168
Total Assets	64,307	65,143
Shareholders' Equity	25,804	23,546

SECOND QUARTER RESULTS

Net sales for the second fiscal quarter ended March 31, 2003, were $16,913,000 as compared to $15,092,000 for the same period of the prior fiscal year, an increase of 12%. Net earnings for the second quarter of fiscal 2003 were $1,923,000, or $0.13 per diluted share, up 35% and 30%, respectively, over the second quarter of fiscal 2002.

YEAR-TO-DATE RESULTS

Net sales for the six months ended March 31, 2003, were $33,016,000 as compared to $28,647,000 for the same period of the prior fiscal year, an increase of 15%. Net earnings for the six months ended March 31, 2003, were $3,347,000, or $0.23 per diluted share, up 28% over the same period of prior fiscal year 2002.

CASH DIVIDEND MATTERS

The Board of Directors declared a regular quarterly dividend of $0.09 per share for the second quarter ended March 31, 2003. The dividend is of record May 1, 2003 and payable May 9, 2003. The annual cash dividend rate for fiscal 2003 is $0.36 per share, an increase of 29% over the $0.28 per share rate for fiscal 2002. Meridian Bioscience has increased its regular dividend rate ten times since establishing a regular dividend policy twelve years ago. During November 2002, the Board of Directors adopted a new dividend policy calling for an increased payout ratio of net earnings. The most recent increase in the regular cash dividend is in recognition of, among other things, management’s confidence in higher operating results for fiscal 2003 and strong cash flow.

FISCAL 2003 GUIDANCE REAFFIRMED

Based on the Company’s ongoing business planning and budgeting activities, as well as results to date for fiscal 2003, management expects net sales to be in the range of $64 to $67 million and per share diluted earnings to be between $0.42 and $0.47 for the fiscal year ending September 30, 2003. As compared to fiscal 2002, the increase in per share earnings is expected to be between 24% and 38%.

FINANCIAL CONDITION

The Company’s financial condition is sound. At March 31, 2003, current assets were $30,534,000 compared to current liabilities of $13,914,000, thereby producing working capital of $16,620,000 and a current ratio of 2.19. Cash on hand was $3,320,000 and the Company had a borrowing capacity of $18,356,000 under its commercial bank credit facility. Long-term debt obligations were $22,715,000 compared to shareholders’ equity of $25,804,000. Subordinated convertible debt of $20 million due 2006 represented 88% of the total long-term debt obligations outstanding.

Summary Financial Data (unaudited)
(in thousands, except per share data)

	Three Months Ended March 31,		Six Months Ended March 31,
	2003	2002	2003	2002
Net sales	$16,913	$15,092	$33,016	$28,647
Cost of goods sold	6,852	6,433	13,793	11,977

Gross profit	10,061	8,659	19,223	16,670

Operating expenses
Research and development	1,064	716	1,975	1,494
Sales and marketing	2,671	2,440	5,456	4,750
General and administrative	2,542	2,677	5,246	5,286

Total operating expenses	6,277	5,833	12,677	11,530

Operating income	3,784	2,826	6,546	5,140
Other income (expense), net	(505)	(540)	(902)	(863)

Income before income taxes	3,279	2,286	5,644	4,277
Income tax provision	1,356	861	2,297	1,665

Net earnings	$1,923	$1,425	$3,347	$2,612

Net earnings per basic
common share	$0.13	$0.10	$0.23	$0.18
Basic common shares
outstanding	14,650	14,617	14,643	14,608
Net earnings per diluted
common share	$0.13	$0.10	$0.23	$0.18
Diluted common shares
outstanding	14,876	14,785	14,820	14,756

COMPANY COMMENTS

William J. Motto, Chairman and Chief Executive Officer, said, “We are pleased to report all-time record sales and operating profits. We continue to execute our plan for fiscal 2003. As we move into the third quarter, we look forward to reporting progress in Meridian Life Science, the recently announced strategic unit that will combine the Company’s technological capabilities and marketing channels to better enable the research, development and manufacture of biopharmaceuticals and clinical diagnostics. With our first agreement for the Company’s new biopharmaceutical production facility and several other negotiations underway, we will see our first revenues from this facility in the third quarter.”

John A. Kraeutler, President and Chief Operating Officer, commented, “In addition to the strong sales and earnings growth reported for the quarter and year-to-date, important progress has been made in a number of key areas. In January, Meridian was granted FDA clearance to market an additional claim related to its ImmunoCard STAT! ® E. coli 0157 Plus. This new claim will enable the toxin-producing E. coli 0157 antigens to be detected from the most commonly used collection and transport culture medium, thereby reducing time and labor for the testing laboratory. Additionally, Meridian was granted a new patent entitled “Biological Sampling and Storage Container Utilizing a Desiccant.” This new patent strengthens Meridian’s position with respect to transporting samples under dried conditions. In February, Dr. John Morrow, formerly Professor of Cell Biology and Biochemistry at Texas Tech University Health Sciences Center, joined Meridian adding critical molecular capabilities to our strategic expansion into the areas of biotechnology and early stage drug and vaccine development. Also, our Premier Platinum HpSA® Test was the subject of a multi-clinical study conducted in leading children’s hospitals in Japan which concluded this test is also an accurate test for the detection of H. pylori infection in all ages of children as well as adults. Finally, we continue to exercise strong cost containment throughout the organization. This, combined with strong sales growth, will allow us to meet our profit projections.”

FORWARD LOOKING STATEMENTS

The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward looking statements accompanied by meaningful cautionary statements. These statements identify important factors that could cause actual results to differ materially from those that might be projected. Meridian’s continued growth depends, in part, on its ability to introduce into the marketplace enhancements of existing products or new products that incorporate technological advances, meet customer requirements and respond to products developed by Meridian’s competition. While Meridian has introduced a number of internally-developed products, there can be no assurance that it will be successful in the future in introducing such products on a timely basis. Ongoing consolidations of reference laboratories and formation of multi-hospital alliances may cause adverse changes to pricing and distribution. Costs and difficulties in complying with laws and regulations administered by the United States Food and Drug Administration can result in unanticipated expenses and delays and interruptions to the sale of new and existing products. One of Meridian’s main growth strategies is the acquisition of companies and product lines. There can be no assurance that additional acquisitions will be consummated or that, if consummated, will be successful and the acquired businesses successfully integrated into Meridian’s operations.

Meridian is a fully integrated life science company that manufactures, markets and distributes a broad range of innovative diagnostic test kits, purified reagents and related products and offers biopharmaceutical enabling technologies. Utilizing a variety of methods, these products provide accuracy, simplicity and speed in the early diagnosis and treatment of common medical conditions, such as gastrointestinal, viral, urinary and respiratory infections. All Meridian products are used outside of the human body and require little or no special equipment. The Company’s products are designed to enhance patient well-being while reducing the total outcome costs of healthcare. Meridian has strong market positions in the areas of gastrointestinal and upper respiratory infections, serology, parasitology and fungal disease diagnosis. In addition, Meridian is a supplier of rare reagents and specialty biologicals. The Company markets its products to hospitals, reference laboratories, research centers, veterinary testing centers and physician offices in more than 60 countries around the world. The Company’s shares are traded through Nasdaq’s National Market, symbol VIVO. Meridian’s website address is www.meridianbioscience.com.

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